CONSENT OF MCDANIEL AND ASSOCIATES CONSULTANTS LTD.

We consent to the use of our report dated October 20, 2020 referenced in the Annual Information Form of CGX Energy Inc. (the "Company") for the year ended December 31, 2020, dated May 5, 2021 that forms a part of the Registration Statement on Form F-7 and related Rights Offering Circular of the Company being filed with the United States Securities and Exchange Commission.

McDaniel and Associates Consultants Ltd.

Cameron T. Boulton, P. Eng. Executive Vice President

Toronto, Canada

September 22, 2021